Exhibit 99

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan        (651) 293-2809

BARBARA J. BECK JOINS ECOLAB BOARD

ST. PAUL, Minn., February 21, 2008:  The Board of Directors of Ecolab Inc. announced it has appointed Barbara J. Beck, Executive Vice President of Manpower Inc., to the board.

Ms. Beck has been President of Manpower’s EMEA operations since 2006, overseeing Europe (excluding France), the Middle East and Africa.  She previously served as Executive Vice President of Manpower’s U.S. and Canada business unit from 2002 to 2005.  Prior to joining Manpower in 2002, Ms. Beck was an executive of Sprint, a global communications company, serving in various operating and leadership roles for 15 years.

Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer commented on Beck’s election, saying, “We are very pleased to have Barbara join Ecolab’s board.  She brings valued global operating experience, and we look forward to her counsel as we work to further develop our team, our offerings and our business.”

Beck’s appointment increases the size of Ecolab’s Board to 13 from 12 members.

With sales of $5.5 billion and more than 14,000 sales-and-service associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

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